Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Pat Stobb
330-796-6704
FOR IMMEDIATE RELEASE

Goodyear Reports $5 Billion in Quarterly Sales, Highest in 2 Years
•	Third quarter 2010 sales up 13% from last year, increases in all 4 business units

•	Improved price/mix drives third quarter revenue per tire up 8% over last year

•	Year-to-date cost savings of about $350 million

•	Fuel Max tire sales top 3 million in North America, launched in Asia, Latin America

•	Goodyear, Dunlop excel in European winter tire tests
     AKRON, Ohio, October 28, 2010 — The Goodyear Tire & Rubber Company today reported third quarter 2010 sales and tire unit volumes that were the highest achieved since the third quarter of 2008.
     “We are pleased with our continued strong operating results and made significant progress in all of our strategic focus areas during the third quarter,” said Richard J. Kramer, chairman and chief executive officer. “We are encouraged by the strength and breadth of the industry recovery.
     “The bottom line,” Kramer added, “is that as we look to the future we feel good about the direction of the tire industry, and we feel even better about our direction as a company.”
     Goodyear’s third quarter 2010 sales were $5 billion, up 13 percent from the 2009 quarter. Tire unit volumes totaled 47.7 million, up 6 percent from last year.
     Third quarter sales reflect the $211 million impact of the increase in volume. Sales benefited from price/mix improvements, which drove revenue per tire, excluding the impact of foreign currency translation, up 8 percent over the 2009 quarter despite higher original equipment sales. Sales were also impacted positively by higher sales in other tire-related businesses, primarily third-party chemical sales in North America. Unfavorable foreign currency translation reduced sales by $88 million.
     “Goodyear’s innovation engine and resulting new products continue to win awards and third-party recognitions that drive differentiation in the marketplace and ultimately translate into consumer demand for our premium branded products,” Kramer said.
(more)

     During the third quarter, Goodyear’s Assurance Fuel Max tire exceeded three million units sold in North America since its introduction in 2009. Fuel Max tires were recently introduced in Latin America and Asia Pacific markets.
     Goodyear- and Dunlop-brand winter tires excelled in recent winter tire tests in Europe, including taking four of the top five spots in testing by Germany’s highly respected ADAC motor club. These independent tests are important factors in European motorists’ winter tire buying decisions.
     The company had segment operating income of $234 million in the third quarter of 2010, down $41 million from the year-ago quarter. Segment operating income reflected improved price/mix of $252 million and the benefits of higher volume (including unabsorbed overhead recovery) of $125 million, which were more than offset by $381 million in net higher raw material costs ($412 million before raw material cost reduction actions). Unfavorable foreign currency translation reduced segment operating income by $20 million.
     The 2010 third quarter included charges of $56 million (23 cents per share) for cash premiums and write-offs of deferred financing fees related to the early redemption of debt, $10 million (4 cents per share) due to rationalizations, asset write-offs and accelerated depreciation, $4 million (2 cents per share) related to a supply disruption, and $3 million (1 cent per share) resulting from a strike in South Africa; and gains of $13 million (6 cents per share) due to tax benefits, and $8 million (3 cents per share) on an insurance recovery. All amounts are after taxes and minority interest.
     Goodyear’s third quarter 2010 net loss was $20 million (8 cents per share), compared with net income of $72 million (30 cents per share) in the 2009 quarter. All per share amounts are diluted.
     See the table at the end of this release for a list of significant items impacting the 2010 and 2009 quarters.
Business Segment Results
     See the note at the end of this release for further explanation and a segment operating income reconciliation table.
North American Tire

	Third Quarter		Nine Months
(in millions)	2010	2009	2010	2009
Tire Units	18	17.1	49.8	45.8
Sales	$2,176	$1,862	$6,004	$5,093
Segment Operating Income (Loss)	5	2	7	(278)
Segment Operating Margin	0.2%	0.1%	0.1%	(5.5)%
(more)

     North American Tire’s third quarter 2010 sales increased 17 percent from last year to $2.2 billion and were the highest since the third quarter of 2008. Sales reflect a 5 percent increase in tire unit volume, improved price/mix and branded share gains in the consumer replacement business. Original equipment unit volume increased 12 percent. Replacement tire shipments were up 3 percent. Third quarter revenue per tire, excluding the impact of foreign currency translation, increased 7 percent in 2010 compared to 2009. Sales were positively impacted by $143 million from higher sales in other tire-related businesses, primarily third-party chemical sales.
     Third quarter 2010 segment operating income of $5 million was a $3 million improvement over the prior year. The 2010 quarter benefited from $96 million in improved price/mix, higher volume, increased production levels, decreased pension expense and actions to reduce costs. These were nearly offset by $148 million of higher raw material costs.
Europe, Middle East and Africa Tire

	Third Quarter		Nine Months
(in millions)	2010	2009	2010	2009
Tire Units	19.1	17.8	54.3	49.8
Sales	$1,696	$1,581	$4,680	$4,242
Segment Operating Income	77	106	259	41
Segment Operating Margin	4.5%	6.7%	5.5%	1.0%
     Europe, Middle East and Africa Tire’s third quarter sales increased 7 percent from last year to $1.7 billion and were the highest since the third quarter of 2008. Sales reflect a 7 percent increase in tire unit volume and strong price/mix performance. Original equipment unit volume increased 11 percent. Replacement tire shipments were up 6 percent. Third quarter revenue per tire, excluding the impact of foreign currency translation, increased 7 percent in 2010 compared to 2009. Unfavorable foreign currency translation reduced sales by $100 million.
     Third quarter 2010 segment operating income of $77 million was $29 million below the prior year. The 2010 quarter was positively impacted by $60 million in improved price/mix, higher volume, increased production levels and actions to reduce costs. Raw material costs increased $154 million over last year.
Latin American Tire

	Third Quarter		Nine Months
(in millions)	2010	2009	2010	2009
Tire Units	5.2	5.0	15.5	13.8
Sales	$569	$486	$1,576	$1,306
Segment Operating Income	95	99	237	220
Segment Operating Margin	16.7%	20.4%	15.0%	16.8%
(more)

     Latin American Tire’s third quarter sales increased 17 percent from last year to $569 million. Sales reflect a 4 percent increase in tire unit volume and strong price/mix performance. Original equipment unit volume increased 11 percent. Replacement tire shipments were up 1 percent. Unfavorable foreign currency translation reduced sales by $26 million, driven by the currency devaluation in Venezuela.
     Third quarter segment operating income of $95 million was $4 million lower than in 2009. Segment operating income reflects strong volume and price/mix in Brazil and other markets outside of Venezuela. These were offset by a $24 million decline related to events in Venezuela, including the currency devaluation.
Asia Pacific Tire

	Third Quarter		Nine Months
(in millions)	2010	2009	2010	2009
Tire Units	5.4	5.1	15.9	14.0
Sales	$521	$456	$1,500	$1,223
Segment Operating Income	57	68	190	140
Segment Operating Margin	10.9%	14.9%	12.7%	11.4%
     Asia Pacific Tire’s third quarter sales increased 14 percent from last year to $521 million, which were the highest ever achieved in any quarter. Sales reflect an 8 percent increase in tire unit volume. Original equipment unit volume increased 15 percent. Replacement tire shipments were up 3 percent. Favorable foreign currency translation increased sales by $30 million.
     Segment operating income of $57 million was $11 million lower than last year. The 2010 quarter was positively impacted by $23 million in improved price/mix and higher volume. Raw material costs increased $35 million over last year.
Year-to-Date Results
     Goodyear’s sales for the first nine months of 2010 were $13.8 billion, up 16 percent from $11.9 billion in the 2009 period. Sales reflect the $914 million impact of a 10 percent improvement in tire unit volume as well as a $423 million increase in sales in other tire-related businesses, primarily third-party chemical sales by North American Tire. Sales also reflect price/mix improvements and favorable currency translation.
     The company’s year-to-date segment operating income of $693 million is up from $123 million last year. Compared to the prior year, year-to-date segment operating income reflects higher sales and improved profitability in all four of the company’s business units and actions that reduced costs by about $350 million.
(more)

     Compared to the first nine months of 2009, improved price/mix of $374 million more than offset $152 million in higher net raw material costs ($256 million before raw material cost reduction actions).
     Goodyear’s year-to-date net loss of $39 million (16 cents per share) compares to a net loss of $482 million ($2.00 per share) in 2009’s first nine months. All per share amounts are diluted.
Conference Call
     Goodyear will hold an investor conference call at 10 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.
     Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.
     Investors, members of the media and other interested persons may access the conference call on the Web site or via telephone by calling (706) 643-2869 before 9:55 a.m. A taped replay will be available later by calling (706) 645-9291 (Conference ID: 17818919). The replay will also remain available on the Web site.
     Goodyear is one of the world’s largest tire companies. It employs approximately 70,000 people and manufactures its products in 56 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.
(more)

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; pension plan funding obligations; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; the adequacy of our capital expenditures; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2010	2009	2010	2009
NET SALES	$4,962	$4,385	$13,760	$11,864

Cost of Goods Sold	4,120	3,523	11,262	10,095
Selling, Administrative and General Expense	640	617	1,915	1,764
Rationalizations	8	16	16	207
Interest Expense	90	85	241	228
Other Expense	62	4	173	66

Income (Loss) before Income Taxes	42	140	153	(496)
United States and Foreign Taxes	55	38	151	3

Net (Loss) Income	(13)	102	2	(499)
Less: Minority Shareholders Net Income (Loss)	7	30	41	(17)

Goodyear Net (Loss) Income	$(20)	$72	$(39)	$(482)

Goodyear Net (Loss) Income — Per Share

Basic	$(0.08)	$0.30	$(0.16)	$(2.00)

Weighted Average Shares Outstanding	242	242	242	241

Diluted	$(0.08)	$0.30	$(0.16)	$(2.00)

Weighted Average Shares Outstanding	242	245	242	241
(more)

The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions)	September 30,	December 31,
	2010	2009
Assets:
Current Assets:
Cash and Cash Equivalents	$1,665	$1,922
Accounts Receivable, less Allowance — $112 ($110 in 2009)	3,461	2,540
Inventories:
Raw Materials	723	483
Work in Process	165	138
Finished Products	2,105	1,822

	2,993	2,443
Prepaid Expenses and Other Current Assets	284	320

Total Current Assets	8,403	7,225
Goodwill	691	706
Intangible Assets	163	164
Deferred Income Taxes	71	43
Other Assets	459	429
Property, Plant and Equipment
less Accumulated Depreciation — $8,810 ($8,626 in 2009)	5,869	5,843

Total Assets	$15,656	$14,410

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$2,813	$2,278
Compensation and Benefits	727	635
Other Current Liabilities	1,015	844
Notes Payable and Overdrafts	259	224
Long Term Debt and Capital Leases due Within One Year	118	114

Total Current Liabilities	4,932	4,095
Long Term Debt and Capital Leases	4,595	4,182
Compensation and Benefits	3,398	3,526
Deferred and Other Noncurrent Income Taxes	252	235
Other Long Term Liabilities	760	793

Total Liabilities	13,937	12,831

Commitments and Contingent Liabilities

Minority Shareholders’ Equity	592	593

Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 shares, unissued	—	—
Common Stock, no par value:
Authorized, 450 shares, Outstanding shares — 243 (242 in 2009) after deducting 8 treasury shares (9 in 2009)	243	242
Capital Surplus	2,799	2,783
Retained Earnings	1,043	1,082
Accumulated Other Comprehensive Loss	(3,226)	(3,372)

Goodyear Shareholders’ Equity	859	735
Minority Shareholders’ Equity — Nonredeemable	268	251

Total Shareholders’ Equity	1,127	986

Total Liabilities and Shareholders’ Equity	$15,656	$14,410

(more)

Non-GAAP Financial Measures
     This earnings release presents total segment operating income, which is an important financial measure for the company but is not a financial measure defined by U.S. GAAP.
     Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
Total Segment Operating Income Reconciliation Table (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2010	2009	2010	2009
Segment Operating Income	$234	$275	$693	$123
Rationalizations	(8)	(16)	(16)	(207)
Interest expense	(90)	(85)	(241)	(228)
Other expense	(62)	(4)	(173)	(66)
Asset write-offs and accelerated depreciation	(4)	(18)	(13)	(40)
Corporate incentive compensation plans	(18)	(15)	(45)	(29)
Intercompany profit elimination	(3)	16	(5)	(13)
Other	(7)	(13)	(47)	(36)

Income (Loss) before Income Taxes	$42	$140	$153	$(496)

Third Quarter Significant Items (after tax and minority interest)
2010
•	Cash premiums and write-offs of deferred financing fees resulting from the early redemption of debt, $56 million (23 cents per share)

•	Rationalizations, asset write-offs and accelerated depreciation, $10 million (4 cents per share)

•	Costs related to a supply disruption, $4 million (2 cents per share)

•	Costs resulting from a strike in South Africa, $3 million (1 cent per share)

•	Net tax benefits related to employee benefit plans, $13 million (6 cents per share)

•	Insurance recovery, $8 million (3 cents per share)
2009
•	Rationalizations, asset write-offs and accelerated depreciation, $29 million (12 cents per share)

•	Non-cash loss on liquidation of a subsidiary in Guatemala, $18 million (8 cents per share)

•	Charge to correct first-half earnings attributable to minority shareholders, $9 million (4 cents per share)

•	Expenses related to the company’s new USW labor contract, $5 million (2 cents per share)

•	Net tax-related benefits, $22 million (8 cents per share).

•	Gain on asset sales, $6 million (3 cents per share)
-0-